Exhibit 99.1

Dorman Products, Inc. Reports Second Quarter 2020 Results

Highlights:

•

Net sales of $233.2 million, down 8.3% compared to $254.2 million in Q2 2019. Order volume was down early in the quarter compared to prior year and improved throughout the quarter ending with a strong June that has continued through July.

•	Diluted earnings per share (EPS) on a GAAP basis of $0.43 compared to $0.66 in Q2 2019.
•	Adjusted diluted EPS* of $0.47 compared to $0.68 in Q2 2019.
•	Dorman remains well-positioned to navigate the ongoing COVID-19 pandemic with a strong balance sheet and ample liquidity.

COLMAR, PA (July 29, 2020) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the automotive aftermarket industry, today announced its financial results for the second quarter ended June 27, 2020.

2nd Quarter Financial Results

The Company reported second quarter 2020 net sales of $233.2 million, down 8.3% compared to net sales of $254.2 million in the second quarter of 2019. While customer orders dropped significantly in April 2020 due to government-imposed restrictions designed to slow the spread of COVID-19, the Company saw a rapid recovery as the quarter progressed with May orders flat to the prior year period and June orders up significantly above the prior year period. The total estimated negative impact of COVID-19 on net sales was approximately 14% to 16% in the second quarter.

Gross profit was $79.1 million in the second quarter of 2020 compared to $87.1 million for the same quarter last year. Gross margin for the second quarter was 33.9% compared to 34.3% in the same quarter last year. Adjusted gross margin* was 34.1% in the second quarter compared to 34.3% in the same quarter last year. Gross margin and adjusted gross margin were lower primarily due to incremental costs associated with COVID-19, including costs related to safety measures implemented at our sites and our COVID-19 sick leave policy.

Selling, general and administrative (“SG&A”) expenses were $61.5 million, or 26.4% of net sales, in the second quarter of 2020 compared to $59.9 million, or 23.6% of net sales, in the same quarter last year. Adjusted SG&A expenses* were $60.3 million, or 25.9% of net sales, in the quarter compared to $59.0 million, or 23.2% of net sales, in the same quarter last year. Approximately 220 bps of the increase in SG&A as a percentage of net sales was due to decreased leverage resulting from the $21 million decline in net sales compared to the second quarter of 2019. SG&A as a percentage of net sales also increased 180 bps due to $4.2 million of incremental out-of-pocket costs directly related to COVID-19 incurred in the second quarter, primarily from factoring costs, costs related to safety measures at our sites, and our COVID-19 sick leave policy. These increases in SG&A as a percentage of net sales were offset by cost savings primarily from productivity improvements in our Portland, TN distribution facility, as well as reduced travel expenses.  In the second quarter, we marked the one-year anniversary since we began consolidation activities at our Portland distribution facility, and productivity levels at that facility have improved and costs are returning to typical levels, in-line with our expectations.

Income tax expense was $3.4 million in the second quarter of 2020, or 19.9% of income before income taxes compared to $5.8 million, or 21.1% of income before income taxes, recorded in the same quarter last year. The decrease in effective tax rate in the second quarter is primarily related to an equity method investment converted to a consolidated subsidiary, which occurred in the first quarter of 2020.

Net income for the second quarter of 2020 was $13.9 million, or $0.43 per diluted share, compared to $21.5 million, or $0.66 per diluted share, for the same quarter last year. Adjusted net income* in the second quarter was $15.2 million, or $0.47 per diluted share, compared to $22.2 million, or $0.68 per diluted share, in the prior year quarter.

*Non-GAAP measures.  See Non-GAAP Financial Measures supplemental schedules for further discussion and reconciliation to the most directly comparable GAAP measure.

Kevin Olsen, Dorman Products’ President and Chief Executive Officer, stated, “I want to first thank all of our contributors for their extraordinary work during these unprecedented times. Their health and safety, and that of our business partners and customers, remains our utmost priority and I am proud of our contributors’ dedication and focus on execution despite the challenges from the pandemic. A great example of this is our contributors’ extraordinary efforts to ensure that the launch of the previously announced major premium chassis program we won with a large national customer remained on schedule and began shipping in June. Our solid performance in the second quarter underscores the resiliency of our business and the industry in which we operate. While our results in April were impacted as expected by stay-at-home orders and government restrictions across the country, our performance improved significantly as we moved through the quarter. Order rates bottomed out in late April and improved steadily throughout the remainder of the quarter with June year-over-year growth rates being up high teens, which continued through July, led by strong “Do-It-Yourself” consumer demand. Also, despite the pandemic, we continued to make progress on our strategic initiatives in the quarter, as Heavy Duty net sales performed in line with the rest of the business and finished the second quarter with strong growth in the month of June, and our innovation teams continued to develop new products and solutions for our customer base. Further, we maintained disciplined cost control and are pleased to report that our Portland distribution center costs are normalizing.”

COVID-19: Business Impact Update

The safety and health of our contributors, business partners and customers remain our top priority. As a designated essential business, our facilities have been open and operating during the initial phase of the government-imposed shutdowns and have continued operating as those restrictions have changed or been lifted. We are maintaining stringent sanitization practices and safety measures to promote the wellbeing of our contributors in all of our facilities, while our administrative contributors continue to work remotely, where applicable. We are closely monitoring updates from local, state and federal authorities, and will adjust our operations as necessary.

Our balance sheet remains healthy and strong, and, as we have continued to assess the impact of COVID-19 on our business, we have taken the following actions:

•

During the second quarter of 2020, we increased the typical level of receivables collected under our factoring program by $163 million, incurring an additional $3.3 million in factoring cost above typical levels, to bolster our liquidity;

•

We continued to adjust operating costs by limiting non-essential operating expenses, adjusting labor hours to align with demand levels where possible, and deferring capital expenditures where we have deemed appropriate to do so; and

•	Early in the third quarter of 2020, we repaid the $99 million outstanding under our revolving line of credit that had been drawn down in March 2020 to enhance our liquidity.

As a result of these actions, Dorman generated $201 million of cash from operating activities in the second quarter of 2020, and, as of July 28, 2020, had no amounts drawn under its revolving credit agreement (excluding $0.8 million of issued but undrawn letters of credit) and approximately $230 million in cash and cash equivalents.

During the second quarter, we estimate that we incurred $4.9 million of incremental out-of-pocket costs related to COVID-19, primarily from factoring, costs related to safety measures implemented at our sites, our COVID-19 sick leave policy, and interest on our revolving line of credit, with $0.5 million impacting gross profit, $4.2 million impacting SG&A, and $0.2 million impacting interest expense.

The Company estimates that the negative impact on second quarter results from the COVID-19 pandemic to be approximately 14% to 16% on net sales, and $0.35 to $0.40 of diluted earnings per share, primarily due to the decline in net sales and out-of-pocket costs, mainly increased factoring to strengthen our balance sheet.

Mr. Olsen continued, “During the second and beginning of the third quarter, Dorman took a number of proactive measures to maintain what we believe is a best-in-class balance sheet and liquidity position, which, when combined with our asset-light model, position us well to manage potential headwinds related to the COVID-19 crisis and operate under a number of economic scenarios. While the overall environment remains uncertain, I am extremely pleased with our results for the quarter and the continued strong demand levels we’ve seen through July.  Our contributors have shown great resiliency and we look forward to continuing to play our part in the critical task of keeping cars on the road.”

2020 Guidance

Due to the ongoing uncertainty of the economic environment, it remains difficult to determine the full impact that the pandemic will have on overall demand and Dorman’s operations. Therefore, Dorman is not providing guidance for the remainder of fiscal 2020 at this time.

Share Repurchases

Dorman has temporarily halted its share repurchase program as it navigates uncertainty in the COVID-19 environment and did not repurchase any shares during the second quarter of 2020. However, the Company may resume the repurchase program at any time when the Company believes it is prudent to do so and without further notice.

About Dorman Products

At Dorman, we give repair professionals and vehicle owners greater freedom to fix cars and trucks by focusing on solutions first. For over 100 years, we have been one of the automotive aftermarket’s pioneering problem solvers, releasing tens of thousands of replacement products engineered to save time and money and increase convenience and reliability.

Founded and headquartered in the United States, we are a global organization offering more than 80,000 parts, covering both light duty and heavy duty vehicles, from chassis to body, from underhood to undercar, and from hardware to complex electronics. See our full offering and learn more at DormanProducts.com.

Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the COVID-19 pandemic, net sales, diluted and adjusted diluted earnings per share, gross profit, gross margin, adjusted gross margin, SG&A, adjusted SG&A, income tax expense, income before income taxes, net income, cash and cash equivalents, indebtedness, liquidity, the Company’s share repurchase program, the Company’s outlook and distribution facility costs and productivity initiatives. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should,” “will” and “likely” and similar expressions identify forward-looking statements. However, the absence of these words does not mean the statements are not forward-looking. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors (many of which are outside of our control) which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to: (i) competition in the automotive aftermarket industry; (ii) unfavorable economic conditions; (iii) the loss or decrease in sales among one of our top customers; (iv) customer consolidation in the automotive aftermarket industry; (v) foreign currency fluctuations and our dependence on foreign suppliers; (vi) extending credit to customers; (vii) the loss of a key supplier; (viii) limited customer shelf space; (ix) reliance on new product development; (x) changes in automotive technology and improvements in the quality of new vehicle parts; (xi) inability to protect our intellectual property and claims of intellectual property infringement; (xii) quality problems with products after their production and sale to customers; (xiii) loss of third party transportation providers on whom we depend; (xiv) unfavorable results of legal proceedings; (xv) our executive chairman and his family owning a significant portion of the Company;(xvi) operations may be subject to quarterly fluctuations and disruptions from events beyond our control; (xvii) cyber-attacks; (xviii) imposition of taxes, duties or tariffs; (xix) the level of our indebtedness; (xx) exposure to risks related to accounts receivable; (xxi) the phaseout of LIBOR or the impact of the imposition of a new reference rate; (xxii) volatility in the market price of our common stock and potential securities class action litigation; (xxiii) losing the services of our executive officers or other highly qualified and experienced contributors; (xxiv) the inability to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully; and (xxv) the effects of widespread public health epidemics, including COVID-19. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. For additional information concerning factors that could cause actual results to differ materially from the information contained in this press release, reference is made to the information in Part I, “Item 1A. Risk Factors” in the

Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019, as amended, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 2020. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release, including but not limited to any situation where any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

David Hession, SVP and Chief Financial Officer

dhession@dormanproducts.com

(215) 997-1800

Visit our website at www.dormanproducts.com. The Investor Relations section of the website contains a significant amount of information about Dorman, including financial and other information for investors. Dorman encourages investors to visit its website periodically to view new and updated information.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Second Quarter (unaudited)	06/27/20	Pct.*	06/29/19	Pct. *
Net sales	$233,182	100.0	$254,175	100.0
Cost of goods sold	154,034	66.1	167,027	65.7
Gross profit	79,148	33.9	87,148	34.3
Selling, general and administrative expenses	61,525	26.4	59,925	23.6
Income from operations	17,623	7.6	27,223	10.7
Other (expense) income, net	(297)	(0.1)	27	-
Income before income taxes	17,326	7.4	27,250	10.7
Provision for income taxes	3,441	1.5	5,751	2.3
Net income	$13,885	6.0	$21,499	8.5

Diluted earnings per share	$0.43		$0.66

Weighted average diluted shares outstanding	32,338		32,676

	26 Weeks		26 Weeks
Second Quarter (unaudited)	06/27/20	Pct.*	06/29/19	Pct. *
Net sales	$490,912	100.0	$497,966	100.0
Cost of goods sold	326,967	66.6	$323,327	64.9
Gross profit	163,945	33.4	174,639	35.1
Selling, general and administrative expenses	121,260	24.7	117,676	23.6
Income from operations	42,685	8.7	56,963	11.4
Other income, net	2,334	0.5	57	-
Income before income taxes	45,019	9.2	57,020	11.5
Provision for income taxes	8,359	1.7	12,115	2.4
Net income	$36,660	7.5	$44,905	9.0

Diluted earnings per share	$1.13		$1.37

Weighted average diluted shares outstanding	32,388		32,811

* Percentage of sales. Data may not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	06/27/20	12/28/19
Assets:
Cash and cash equivalents	$359,558	$68,353
Accounts receivable	241,901	391,810
Inventories	274,821	280,813
Prepaid expenses	10,420	13,614
Total current assets	886,700	754,590
Property, plant & equipment, net	95,886	101,837
Operating lease right-of-use assets	36,034	32,198
Goodwill and other intangible assets, net	118,056	95,763
Deferred tax asset, net	3,886	4,336
Other assets	39,087	52,348
Total assets	$1,179,649	$1,041,072
Liabilities & shareholders’ equity:
Accounts payable	$83,752	$90,437
Accrued customer rebates and returns	113,460	105,903
Accrued expenses and other	29,429	24,162
Revolving credit line	99,000	-
Total current liabilities	325,641	220,502
Long-term operating lease liabilities	34,175	29,730
Other long-term liabilities	12,701	17,256
Shareholders’ equity	807,132	773,584
Total liabilities and equity	$1,179,649	$1,041,072

Selected Cash Flow Information (unaudited):

	13 Weeks (unaudited)		26 Weeks (unaudited)
(in thousands)	06/27/20	06/29/19	06/27/20	06/29/19
Cash provided by operating activities	$200,811	$20,117	$219,401	$36,548
Depreciation, amortization and accretion	$7,539	$6,832	$15,035	$14,097
Capital expenditures	$3,638	$8,497	$7,143	$17,335

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP).  Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows.  Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies.  However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers.  Management uses these Non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance.  Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that we believe are not related to our ongoing performance.

Adjusted Net Income:

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
(unaudited)	6/27/20*	6/29/19*	6/27/20*	6/29/19*
Net income (GAAP)	$13,885	$21,499	$36,660	$44,905
Pretax acquisition-related inventory fair value adjustment [1]	109	-	219	129
Pretax acquisition-related intangible assets amortization [2]	801	619	1,602	1,236
Pretax acquisition-related transaction and other costs [3]	753	313	1,558	2,765
Pretax gain on equity method investment [4]	-	-	(2,498)	-
Tax adjustment (related to above items) [5]	(391)	(239)	(239)	(1,022)
Tax benefit for reversal of deferred tax liability for equity method investment [6]	-	-	(813)	-
Adjusted net income (Non-GAAP)	$15,157	$22,192	$36,489	$48,013

Diluted earnings per share (GAAP)	$0.43	$0.66	$1.13	$1.37
Pretax acquisition-related inventory fair value adjustment [1]	-	-	0.01	-
Pretax acquisition-related intangible assets amortization [2]	0.02	0.02	0.05	0.04
Pretax acquisition-related transaction and other costs [3]	0.02	0.01	0.05	0.08
Pretax gain on equity method investment [4]	-	-	(0.08)	-
Tax adjustment (related to above items) [5]	(0.01)	(0.01)	(0.01)	(0.03)
Tax benefit for reversal of deferred tax liability for equity method investment [6]	-	-	(0.03)	-
Adjusted diluted earnings per share (Non-GAAP)	$0.47	$0.68	$1.13	$1.46

Weighted average diluted shares outstanding	32,338	32,676	32,388	32,811

* Amounts may not add due to rounding.

See accompanying notes at the end of this supplemental schedule.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Adjusted Gross Profit:

	13 Weeks		13 Weeks
(unaudited)	06/27/20	Pct.*	06/29/19	Pct.*
Gross profit (GAAP)	$79,148	33.9	$87,148	34.3
Pretax acquisition-related inventory fair value adjustment [1]	109	0.0	-	-
Pretax acquisition-related transaction and other costs [3]	341	0.1	-	-
Adjusted gross profit (Non-GAAP)	$79,598	34.1	$87,148	34.3

Net sales	$233,182		$254,175

	26 Weeks		26 Weeks
(unaudited)	06/27/20	Pct.*	06/29/19	Pct.*
Gross profit (GAAP)	$163,945	33.4	$174,639	35.1
Pretax acquisition-related inventory fair value adjustment [1]	219	0.0	129	0.0
Pretax acquisition-related transaction and other costs [3]	577	0.1	132	0.0
Adjusted gross profit (Non-GAAP)	$164,741	33.6	$174,900	35.1

Net sales	$490,912		$497,966

Adjusted SG&A Expenses:

	13 Weeks		13 Weeks
(unaudited)	06/27/20	Pct.*	06/29/19	Pct.*
SG&A expenses (GAAP)	$61,525	26.4	$59,925	23.6
Pretax acquisition-related intangible assets amortization [2]	(801)	(0.3)	(619)	(0.2)
Pretax acquisition-related transaction and other costs [3]	(412)	(0.2)	(313)	(0.1)
Adjusted SG&A expenses (Non-GAAP)	$60,312	25.9	$58,993	23.2

Net sales	$233,182		$254,175

	26 Weeks		26 Weeks
(unaudited)	06/27/20	Pct.*	06/29/19	Pct.*
SG&A expenses (GAAP)	$121,260	24.7	$117,676	23.6
Pretax acquisition-related intangible assets amortization [2]	(1,602)	(0.3)	(1,236)	(0.2)
Pretax acquisition-related transaction and other costs [3]	(981)	(0.2)	(2,633)	(0.5)
Adjusted SG&A expenses (Non-GAAP)	$118,677	24.2	$113,807	22.9

Net sales	$490,912		$497,966

Adjusted Other Income:

	13 Weeks		13 Weeks
(unaudited)	06/27/20	Pct.*	06/29/19	Pct.*
Other (expense) income (GAAP)	$(297)	(0.1)	$27	0.0
Gain on equity method investment [4]	-	-	-	-
Adjusted other income (Non-GAAP)	$(297)	(0.1)	$27	0.0

Net sales	$233,182		$254,175

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

	26 Weeks		26 Weeks
(unaudited)	06/27/20	Pct.*	06/29/19	Pct.*
Other income (GAAP)	$2,334	0.5	$57	0.0
Gain on equity method investment [4]	(2,498)	(0.5)	-	-
Adjusted other income (Non-GAAP)	$(164)	(0.0)	$57	0.0

Net sales	$490,912		$497,966

* Percentage of sales. Data may not add due to rounding.

[1] – Pretax acquisition-related inventory fair value adjustments result from adjusting the value of acquired inventory from historical cost to fair value. Such costs were $0.1 million pretax (or $0.1 million after tax) during the thirteen weeks ended June 27, 2020, and $0.2 million pretax (or $0.2 million after tax) during the twenty-six weeks ended June 27, 2020 and were included in Cost of Goods Sold. Such costs were $0.1 million pretax (or $0.1 million after tax) during the twenty-six weeks ended June 29, 2019 and were included in Cost of Goods Sold.

[2] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit.  Such costs were $0.8 million pretax (or $0.6 million after tax) during the thirteen weeks ended June 27, 2020 and $1.6 million pretax (or $1.2 million after tax) during the twenty-six weeks ended June 27, 2020 and were included in Selling, General and Administrative expenses. Such costs were $0.6 million pretax (or $0.5 million after tax) during the thirteen weeks ended June 29, 2019, and $1.2 million pretax (or $0.9 million after tax) during the twenty-six weeks ended June 29, 2019 and were included in Selling, General and Administrative expenses.

[3] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions, adjustments to contingent consideration obligations, and facility consolidation expenses.  During the thirteen weeks and twenty-six weeks ended June 27, 2020, we incurred charges for integration costs, severance, other facility consolidation expenses and inventory transfer costs of $0.3 million pretax (or $0.3 million after tax) and $0.6 million pretax (or $0.4 million after tax), respectively, which were included in Cost of Goods Sold. During the thirteen weeks and twenty-six weeks ended June 27, 2020, we incurred charges to complete and integrate acquisitions as well as accretion expenses related to contingent consideration obligations of $0.4 million pretax (or $0.3 million after tax) and $1.0 million pretax (or $0.8 million after tax), respectively, which were included in Selling, General and Administrative expenses.

During the thirteen weeks ended June 29, 2019, we incurred charges for integration costs, severance, and other facility consolidation expenses of $0.3 million pretax (or $0.2 million after tax), which were included in Selling, General and Administrative expenses. During the twenty-six weeks ended June 29, 2019, we incurred charges for integration costs, severance, and other facility consolidation expenses of $1.9 million pretax (or $1.4 million after tax) and accelerated depreciation of $0.8 million pretax (or $0.6 million after tax). Each of these were included in Selling, General and Administrative expenses. Additionally, we recorded inventory transfer costs of $0.1 million pretax ($0.1 million after tax) during the twenty-six weeks ended June 29, 2019, which were included in Cost of Goods Sold.

[4] – Pretax gain on equity method investment results from the acquisition of the remaining outstanding shares of a previously unconsolidated entity.  The estimated fair value of the net assets acquired was more than the carry value of our prior investment in the entity. Such gain was $2.5 million pretax (or $1.9 million after tax) during the twenty-six weeks ended June 27, 2020 and was included in Other Income.

[5] – Tax adjustments represent the aggregate tax effect of all Non-GAAP adjustments reflected in the table above of $0.4 million during the thirteen weeks ended June 27, 2020, $0.2 million during the twenty-six weeks ended June 27, 2020, $0.2 million during the thirteen weeks ended June 29, 2019, and  $1.0 million during the twenty-six weeks ended June 29, 2019. Such items are estimated by applying our overall estimated tax rate to the pretax amount, or, by applying a specific tax rate if one is appropriate.

[6] – Tax benefit represents a reversal of a deferred tax liability related to an equity method investment which was converted to a consolidated subsidiary upon acquisition of the controlling interest. The benefit was $0.8 million during the twenty-six weeks ended June 27, 2020.